EXHIBIT 10.26

CONNECTICUT NATURAL GAS CORPORATION

AGREEMENT
Between

Connecticut Natural Gas Corporation

and

UTILITY WORKERS UNION OF AMERICA
(AFL-CIO)

on Behalf of Local 380

For the Period April 1, 2011
Through March 31,  2016

AGREEMENT made and entered into as of  April 1, 2011 by and between THE CONNECTICUT NATURAL GAS CORPORATION, its successors and assigns, a corporation especially chartered under the laws of the State of Connecticut, having its office at Old Track- Road Greenwich, Connecticut, hereinafter referred to as the "Company", and UTILITY WORKERS UNION OF AMERICA, AFL - CIO, LOCAL 380, hereinafter referred to as the "Union".

WITNESSETH:

WHEREAS, the Company engages in furnishing an essential public service vital to the health, safety and comfort of the population of the communities which it serves;

WHEREAS, the Company has a high degree of responsibility to the public in serving them without interruption of this essential service;

WHEREAS, the Company cannot meet this responsibility unless it has the conscientious cooperation of its employees; and

WHEREAS, it is the intent and desire of the parties here to establish an orderly relationship between the Company and the Union so that grievances and complaints shall be settled quickly and satisfactorily to both parties, so that service to the public shall not be disrupted.

NOW, THEREFORE, in consideration of the mutual promises and obligations herein assumed, the parties agree as follows:

ARTICLE I
Recognition

SECTION 1. The Company hereby recognizes the Utility Workers Union of America, AFL - CIO, Local 380, as the sole and exclusive bargaining agency in all matters pertaining to wages, hours, working and employment conditions for all employees in the Company's distribution department and customer service, specifically excluding, however temporary, casual, or part-time employees, employees in the Commercial Department, confidential employees, executives, office and clerical workers, guards, watchmen, professional employees and supervisors as defined by law.

The Titles of the positions presently covered by this Agreement are listed in the "Schedule of Regular Hourly Rates" hereto annexed and made a part hereof and only persons holding such positions are referred to herein as employees.

SECTION 2. A Union member who shall be promoted to a position excluded by Section 1 above, shall cease to be a member of the Union. Promotion shall not be compulsory.

ARTICLE II
Management

It is agreed that the Company has retained the usual management rights and that the right to manage the Company and direct the working force is vested exclusively in the Company, which right shall include, but shall not be limited to, the right to hire, promote, demote, transfer, layoff, discipline, discharge for just cause; to maintain discipline and efficiency of employees and prescribe rules to that end; to determine the extent to which the Company's facilities shall be operated, including the determination of working hours; to determine the extent to which such operations or employment shall be increased or reduced, including the right to plan, direct and control its operations and determine work loads, job contents and work assignments; and to change methods, processes, equipment or facilities; provided, however, that nothing in this section shall be used to avoid the other provisions of this Agreement.

Except as required by Federal or State law or regulation, the employer may not change any terms or conditions of any retirement plan, including defined benefit plans, defined contribution plans and retiree welfare plans, without the written agreement of the parties. The employer shall have the right to change any retirement plan administrator so long as the benefit formulas as set forth in the collective bargaining agreement remain unchanged.

The employer shall have the unilateral right to change healthcare (medical, dental and vision)  and 401(k) plan providers, including carriers or third party administrators, so long as the benefits provided and the classes of investment funds available remain substantially the same. The employer has no duty to continue to provide insured healthcare benefits no longer offered by a carrier, but shall make a good faith effort to find similar benefits with another carrier.

ARTICLE III
Union Security

On and after the 30th day of the effective date of the Agreement or the 30th day of employment, whichever comes later, it shall be a condition of employment for all employees covered by this Agreement to become and remain members of the Union for the duration of this Agreement.

ARTICLE IV
Payroll Deductions of Dues

The Company shall deduct weekly from the wages payable to an employee said employee's regular dues in an amount certified to the Company by the Treasurer of the Local Union.

Deductions shall be made for each employee who is a member of the Union and who signs a written authorization in form mutually satisfactory. The amount so deducted shall be turned over to the Treasurer of the Local Union forthwith.

Payment to the person certified to be the Treasurer of the Local Union shall be without recourse against the Company.

ARTICLE V
Bulletin Board

A designated place in the Service Building shall be reserved and known as the "Union Bulletin Board", and use shall be restricted to notices of Union elections, appointments, results of elections and notices of Union meetings, recreational, athletic and social affairs of the Union. Such postings will be made by the Union and shall be subject to Company approval.

ARTICLE Vl
Cooperation

SECTION 1. The Company shall not interfere with, restrain or coerce employees because of Union membership or lawful Union activity, and shall not directly or by indirection discriminate against, interfere with, coerce, or discharge any employees because of Union membership.

SECTION 2. The Union and/or its officers, agents, or members shall not intimidate or coerce any employee in regard to his/her right to work or his/ her tenure of employment. There shall be no Union activity on Company time, or on Company property except as otherwise hereinafter provided.

SECTION 3. No provisions of this Agreement shall be interpreted or applied in any manner as to discriminate against an employee because of his/ her race, color, age, sex, religion, national origin or physical handicap or any other basis prohibited by law.

SECTION 4. The future of each employee and the Company as a whole is dependent upon continually improving the essential service they provide to the public. Competitive costs, increases in work productivity, efficiency as well as other factors of mutual concern shall be the basis for future adjustments in wages and benefits.

SECTION 5. The Company and the Union agree to cooperate in implementing Company Conservation programs with the goal of encouraging customers to conserve energy.

The Company and the Union mutually agree to work cooperatively toward the objectives of the section.

SECTION 6. In order to enhance service to customers, provide employee career development and growth, and expand business opportunities, the Company will expand customer service work into the following areas:

1)	The repair/replacement of circulator pumps, auto feed valves, expansion tanks, backflow preventers, zone valves and any other heating system component requiring repair or replacement.

2)	The repair/installation of customer owned gas piping.

3)	The installation of gas and electric appliances.

The Company will assign this work to bargaining unit employees when practical. The assignment of work identified in items 1-3 shall be consistent with the Collective Bargaining Agreement and Department rules, regulations, and guidelines. Only technicians holding the appropriate Connecticut occupational licenses will be assigned this work.

The Company will pay the annual license renewal fees of those employees performing this work. The Company will also provide the tools and equipment necessary to perform the work. In addition, employees will receive an hourly premium as indicated in the following schedule:

Hourly Premium Schedule

Hourly Premium
License Types	To Employee

TIER1:	$.40 per hour
S-1, S-2
D-1, D-2, D-3, D-4, S-3, S-4
S-5, S-6, S-7, S-8

TIER 2:	$.30 per hour
E-1, E-2, P-1, P-2, G-1, G-2
SM-1, SM-2

Employees holding more than 1 of the above licenses will only be paid the hourly premium rate for the license held having the highest value. The S-1, S-2 and D license categories must have the Universal Refrigerant Certification.

The Company shall have the right to employ subcontractors, at its discretion, when it is impractical to employ bargaining unit employees.

SECTION 7.  In order to enhance service to customers, and increase employee productivity Chief Distribution Fitters will be required to perform basic relights for customer appliances and equipment with loads of up to 425 CFH. Such relights will not be required in instances requiring or involving ladders, roof top work, dual fuel equipment, air conditioning equipment or equipment normally classified as commercial or industrial. In performing relights employees so assigned will be required to report unusual, suspicious or visibly apparent safety situations.

In addition Chief Distribution Fitters and all other Distribution employees with a CDL-B or higher driver's license will be required to secure a Hazardous Material Endorsement for said license. The Company will pay any costs associated with securing and maintaining such license.

Effective April 1, 2002, incumbent Chief Distribution Fitters will be reclassified from GU 27 to GU 28.

The Company will conduct a minimum of one (1) day of classroom and one (1) day field training in relight practices and related safety procedures for all Chief

Distribution Fitters. The Company will complete the initial  two (2) days of relight training for any individual Chief Distribution Fitter within a sixty (60) day period, except in instances of employee absence, or Company emergency. Ongoing training on a minimum annual basis will be conducted.
If an unsafe condition exists, or if for any reason an appliance cannot or will not relight the employee will notify Customer Service and a Service Technician or Supervisor will assist.

ARTICLE VlI
New Employees

SECTION 1. The Company shall have the right to hire new employees from any source and shall be the sole judge of a new employee's qualifications for employment.

SECTION 2. Within forty-eight (48) hours after hiring any new employee, the Company shall notify the Union of his/her name, position, department, and residence address.

SECTION 3. The Company shall have the right to lay off or discharge a new employee for any cause within six (6) months from his/her date of employment, and such discharge or layoff shall not be subject to grievance procedure, including arbitration.

SECTION 4. New employees shall not be placed on the seniority list until after the completion of the six (6) month trial period. Their seniority, however, shall date from their date of hiring.

ARTICLE VlII
Seniority

SECTION 1. The right accruing to employees through length of continuous service with the Company, which entitles them to preference in promotions, transfer, vacations, and as otherwise indicated herein; all preferment shall be according to seniority providing however, that the Company shall not be required to promote an employee who does not have the qualifications to fill the higher position.

SECTION 2. The Company shall take into consideration in connection with layoffs and rehiring within the groups of jobs referred to in the "Schedule of Regular Hourly Rates", seniority of the employees within the group together with proven skill and ability to do the available work.

SECTION 3. The Company will endeavor to fill openings within the bargaining unit without unreasonable delay which represents opportunities for promotion or advancement by seeking qualified employees from within the bargaining unit, through the medium of job posting before hiring any new employees for such positions. Job posting shall be for a five (5) working day period and the Company shall notify the successful applicant within fifteen (15) working days after the expiration of the posting. Copies of all job postings shall be furnished to the Union.

SECTION 4. When an employee bids into a lower pay classification, that employee shall be ineligible from bidding back to the job vacated and any job vacated in the sequence of bidding to fill his or her job, for a period of six months from the date of transfer.

SECTION 5. An employee's seniority and/ or continuous service shall not be deemed to be broken unless:

a)	He/she is discharged for just cause;

b)	He/she quits or resigns from the Company or the bargaining unit;

c)
He/she fails to return to work after a layoff within three (3) working days after he/she has been notified to do so by registered mail and does not promptly give a satisfactory reason for his/her failure so to return. This provision shall not be deemed to justify any absence from work without reasonable cause;

d)	He/she is laid off for more than one year,

or

e)	He/she exceeds a leave of absence granted by the Company without furnishing an acceptable excuse.

SECTION 6. The procedure to be followed in the event that an employee is laid off from work is:

A.
Step 1. The only employee eligible to exercise seniority for bumping purposes will be the employee directly affected with the layoff. Those employees being bumped would also be considered affected with the layoff.

Step 2. That employee can bump any employee with less seniority under the Agreement to take their place in the layoff procedure as long as that employee is qualified and able to perform the job.

B.	Union officers and stewards will have preferential seniority for layoff purposes as long as such application does not violate State or Federal laws.

C.	The Company agrees that no employee on the payroll as of August 1, 2008 will be laid off for lack of work during the term of this Agreement.

ARTICLE IX
Leaves of Absence

SECTION 1. Upon written request to the Company and for good cause, employees may be given a leave of absence, without pay, not exceeding thirty (30) days, or such time as required by law, which may be extended for a similar term.

Such leave shall not be unreasonably or arbitrarily withheld by the Company. The Company, however, need not grant a leave of absence to permit an employee to seek or try other employment.
SECTION 2. Any member of the Union elected or appointed as a delegate to a convention of the Utility Workers Union of America shall, if the Office requires his/her absence from regular work, be granted reasonable time off without pay to attend such convention.

SECTION 3. Employees granted leave in Sections 1 and 2 above, shall not suffer a break in seniority and/or continuous service provided that the leave has not been exceeded. Should such employee request an extension of an authorized thirty (30) day leave, he/she may, upon furnishing the Company with an acceptable excuse, be given such extension at the discretion of the Company and for such length of time as the Company shall determine.

SECTION 4. Subject to Section 3 of this Article, employees granted a leave of absence shall be entitled to return to work at their former status with all rights and privileges, at their former rate of pay, plus any increase which has become effective during their absence, provided, however, that such employee returns at least equal qualifications in capabilities as such employee had at the beginning of such leave of absence, subject to applicable law.

ARTICLE X
Strikes and Lockouts

SECTION 1. The Union agrees that there shall be no strikes, walkouts, stoppage or other cessation of work during the term of this Agreement, and the Company agrees that there shall be no lockout during said term.

ARTICLE Xl
Security of Tenure

SECTION 1. No employee shall be discharged except for just cause.

SECTION 2. In the event an employee shall be discharged, he/she shall be given in writing, upon request, the reason for his/her discharge. If the employee and the Union deem the discharge to be without just cause, the Union shall so notify the Company in writing within five (5) working days after the discharge. Thereupon, the matter shall be discussed in the grievance procedure beginning with the second step.

SECTION 3. If, as a result of discussion of a discharge in the grievance procedure or by arbitration it is determined that an employee was not discharged for just cause, he/she shall be reinstated with back wages equal to what he/she would have earned in normal working hours less any regular wages or unemployment compensation which he/she may have received during the period of his/ her discharge.

ARTICLE XlI
Grievances

SECTION 1. Any dispute or grievance of an employee, or a group of employees, shall be settled in the following manner if it involves the interpretation or application of any provision of this Agreement.

a)  The aggrieved employee and his/her steward shall first attempt to settle the matter with the employee's Supervisor. Such grievance shall be submitted within twenty (20) working days after the event giving rise to the same has occurred or shall be deemed waived.

(b) If the matter is not settled within three (3) working days following presentation of the grievance under subparagraph (a) above, it shall be reduced to writing on a form agreed upon by the parties and shall be signed by the aggrieved employee and the steward with the disposition of the Supervisor included, and shall within eight (8) days following disposition in the first step, be presented and discussed between the Grievance Committee and a representative of Management. At this step, a representative of the National Union may be present.

SECTION 2. (a) In the event that a grievance shall not be satisfactorily settled under the foregoing grievance procedure, it may be submitted to arbitration for a decision which shall be final and binding upon both parties provided this decision is not contrary to law, and subject to the right of either party to appeal from said award as provided by the law. Either party may submit the grievance to arbitration by notifying the other in writing within fourteen (14) working days following disposition of the grievance in the last stage of the grievance procedure.

b) Arbitration shall be by an arbitration panel composed of one member appointed by the Company, one member appointed by the Union, and a third member to be selected by these two. By mutual agreement, a single arbitrator may be selected by the parties in place of the panel and such arbitrator shall function otherwise in accord with the terms of this Article.

c) If the arbitrators appointed by the parties cannot agree upon a third arbitrator within five (5) days after receipt of the notice requesting arbitration, the third arbitrator shall be selected in accord with regular procedure of the American Arbitration Association from lists of arbitrators submitted to the parties by such Association.

SECTION 3. The parties shall share equally the expense of the arbitrator and any administrative costs. The arbitrator shall be limited to ruling on interpretation or the application of the terms of this Agreement and shall have no power to add to, subtract from or modify any of the terms of this Agreement.

SECTION 4. If a claim is made by the Grievance Committee that the Company is violating one or more sections of the Agreement and if a group of employees is affected, the matter may be taken up by the Grievance Committee in the first instance at the appropriate stage of the grievance procedure. This option shall not be used to circumvent the grievance procedure and insofar as possible a grievance will be discussed under the regular grievance procedure as outlined above.

SECTION 5. The Company may utilize the grievance procedure, including arbitration, upon any grievance involving the interpretation or application of this Agreement, by discussing the matter first in the first stage of the grievance procedure in which the Grievance Committee participates.

SECTION 6. Any grievance or dispute shall be considered finally settled and shall not be subject to arbitration unless the Union notifies the Company within fourteen (14) days (unless the time is extended by mutual agreement) that it is appealing the Company's decision under Section 1, subparagraph B of Article Xll. The party desiring arbitration shall give notice in writing to the other party defining the issue to be arbitrated.

SECTION 7. Members of the Grievance Committee not to exceed four (4) in number, and Group or Location Stewards shall be given reasonable time off with pay at the regular hourly rate for time lost to discuss grievances of the employees with the designated Company representatives.

SECTION 8. A duly authorized representative of the National Union shall be permitted access to the Company's buildings for the purpose of participating in all negotiations and in the Grievance procedure at the second step as may be applicable under Article Xll.

ARTICLE XlII
Wages

SECTION 1. During the term of this Agreement, the wages for all positions covered hereunder shall be as listed in the "Schedule of Regular Hourly Rates" hereunto annexed and made a part hereof.

SECTION 2. Such pay shall be paid weekly by check at the place where the employee reports for work, during regular working hours, on every Thursday for the week ending the previous Saturday. If a holiday occurs on Monday through Thursday, the wages due shall be payable on Friday.

SECTION 3. In the event a new bargaining unit job is established or a substantial change is made in the duties of an existing job during the life of this Agreement that would warrant an increase in the rate for the changed job, the new rate shall be established by the Company and the Union based on its equitable relationship to the other bargaining unit jobs. If the parties disagree on the rate, the Company may put the proposed rate into effect and the matter will be subject to the grievance and arbitration procedure. If submitted to arbitration, the rate determined by the arbitrator will be paid retroactive to the date the changes or new job was put into effect.

SECTION 4. All employees, when scheduled to work on the evening shift, shall be paid at the basic rate for the job plus a premium of six percent (6%) per hour. A regularly scheduled evening shift shall not start prior to 12:00 noon for eight (8) hour shifts or 10:00 a.m. for ten (10) hour shifts. Such premiums, or shift differential pay shall apply to time allowed for sickness, accident, vacation or holidays to employees assigned to permanent shifts.

SECTION 5. Employees whose normal work schedule includes Sundays shall receive premium pay of 50% for Sunday work.

ARTICLE XIV
Normal Work Week

SECTION 1. The work week will begin at 12:01 a.m. on Sunday and shall end at midnight on Saturday. Employees shall work five (5) eight-hour days or four (4) ten-hour days from Sunday to Saturday, inclusive, except employees hired before April 1, 1988 whose normal work week shall be Monday through Friday. Up to four (4) Customer Service employees shall work on a regular schedule which shall include Saturday and Sunday work on an alternating basis, and one (1) Customer Service employees shall work a 3 p.m. to 11 p.m. schedule Monday through Friday.

SECTION 2. The Company agrees that there will be no change in the normal work week, regularly scheduled shifts, shift hours and on-call hours during the term of this Agreement without notification to, and discussion with, the Union at least ten (10) working days prior to the effective date thereof. If the Company finds it necessary to schedule shifts of greater than eight (8) hours per day up to a maximum of ten (10) hours, whereby overtime would not be paid beyond eight (8) hours in a day, such regular shifts shall not extend beyond 8 p.m. Such shifts shall first be filled on a voluntary basis by seniority and qualifications and only those employees hired after April 1, 1988 will be required to fill such shifts if not already filled on a voluntary basis.

SECTION 3. Seasonal shift changes in Customer Service shall normally be effective October 1st and April 15th of each year.

SECTION 4. If the Company makes a reasonable determination to schedule a shift outside of the restrictions imposed under this article XIV, it will meet with the Union and discuss the proposed change. The Union shall not be arbitrary or capricious in disagreeing with the Company's request. If the parties disagree on the change, the Company can put the change into effect and the matter will become subject to the grievance and arbitration procedure. Any shift created under this section will first be filled on a voluntary basis, and then the least senior, qualified employee will be assigned. The Union will have the option of having all shifts reopened whenever a new shift is added.

ARTICLE XV
Overtime

SECTION 1. Any work performed in excess of the normal work day or outside of the normal work week shall be considered overtime and shall be compensated for at the rate of time and one-half the employee's regular rate, except as hereinafter provided.

SECTION 2. An employee called from home outside of his/her scheduled hours, to work on any emergency by a responsible authority of the Company shall receive applicable overtime rate for hours worked, but not less than four (4) hours straight time pay for the first call out during the assigned shift, and two and one-half hours straight time pay for all subsequent call outs. Overtime pay shall be computed from the receipt of the call to the time they return home. Weather conditions and the time of the receipt of the call shall be considered by the Company in determining the minimum allowance granted to employees answering emergency calls. It is understood that reasonable travel time to and from home will be allowed.
•	Employees who work on Sunday as part of their regular schedule will receive one and one-half time their regular rate for all regular and overtime hours worked on that day.
•	Employees not regularly scheduled on Sunday will receive twice their regular rate for overtime work on that day.
•
For employees regularly scheduled on Sunday, the 7th day worked for employees on five (5) eight-hour days, or the 6th day worked for employees on four (4) ten-hour days, will be paid at double their regular rate for overtime on such days.

SECTION 3. Where work is required on a regular basis on holidays, the schedule for this work shall be made up at the beginning of each year. As a result of such schedule, all work performed on such holidays referred to in this Agreement, shall be paid at two times the employee's regular hourly rate, and all unscheduled work at two times the employee's regular rate in addition to the regular holiday pay, provided for in Article XVII of this Agreement. When Christmas and New Years fall on Saturday or Sunday, all work performed on both the observed holiday and the actual holiday will be paid double the regular rate.

SECTION 4. An employee who is directed to report to work on a regular day off shall be furnished work for at least four (4) hours or shall be paid four (4) hours at his regular straight time hourly rate or the overtime rate where applicable.

SECTION 5. Overtime work shall be equalized among the employees in each classification who regularly perform such work insofar as it is practicable. In emergencies, it is understood that the most available employees will be called first.

SECTION 6. Any employee who has worked sixteen (16) consecutive hours or more, including normal meal periods, shall not be permitted to work until he/she has had eight (8) hours rest. For any part of these eight (8) hours which coincide with his/her regular scheduled workday, he/she shall be paid his/her regular hourly rate. When an employee is called from home between midnight and 6:30 a.m., during the normal work week, he/she shall receive rest time without loss of pay for the hours worked between midnight and 8 a.m. (7:00 a.m. for employees in the Distribution Department).

SECTION 7. Employees working two (2) or more hours overtime shall receive an allowance of $13.00, effective  4/1/10  to purchase a meal and an additional allowance of $6.50  at four (4) hour intervals thereafter as long as they continue working.  Employees called from home shall receive such allowance after four (4) hours of work and at four (4) hour intervals thereafter as long as they continue working.

SECTION 8.  Distribution Department standby coverage will consist of two employees who shall be provided with 13 hours standby pay per week.

SECTION 9.  One employee in the Distribution Department will be utilized for emergency markouts during off-hours, except after sunset, and during daylight when traffic conditions present a safety hazard and when the Distribution employee has notified a supervisor.
ARTICLE XVI
Jury Duty

SECTION 1. Excepting those who volunteer, employees covered by this Agreement who are called for jury service, will for each full day required to serve on the jury be paid the difference between their pay as jurors and the amount they would have received had they worked eight (8) hours at their straight time hourly rate. To be eligible for such payments, it shall be the duty of such employees called for jury service to present proper evidence of such service and the compensation received therefore.

ARTICLE XVII
Holidays

SECTION 1. The following days are deemed, for the purpose of this Agreement, holidays:

•	New Year’s Day
•	Martin Luther King’s Birthday
•	President’s Day
•	Good Friday
•	Memorial Day
•	Independence Day
•	Labor Day
•	Veteran’s Day
•	Thanksgiving Day
•	*Christmas Eve (1/2 day)
•	Christmas Day
•	*New Year’s Eve (1/2 day)

*  These changes are effective January 1, 2012.

SECTION 2. If any of the above holidays fall on a Sunday, then the following Monday shall for all purposes be deemed a holiday. When any of the holidays under Article XVII, Section 1 occur on a Saturday, such holidays will be observed on the preceding Friday. An employee who works either Friday or Saturday, or both, will be paid overtime in accordance with Article XV, Section 3.

SECTION 3. Employees will be paid eight (8) hours pay at their regular straight time hourly rate for each of the above specified holidays. Employees scheduled on ten (10) hour days shall receive ten (10) hours holiday pay when the holiday falls within the employee's normal work week, and eight (8) hours pay for holidays outside of the employee's normal work week.

SECTION 4. All employees to whom this Agreement applies will receive one (1) floating holiday each year. The employee must give the Company a seven (7) day notice prior to the floating holiday and the days must be mutually agreed upon.

ARTICLE XVIII
Vacations

SECTION 1. All employees on the active payroll of the Company on November 1st, and who at that time have six (6) months of service computed as in the case of seniority, shall receive one (1) week's vacation with pay; employees on the active payroll of the Company on such date who have at least one (1) year of such services shall receive a vacation of two (2) weeks with pay. Employees will receive three (3) weeks vacation after completion of 5 years of service with the Company. Employees completing their ninth (9th) year shall receive a vacation of four (4) weeks employees completing their nineteenth (19th) year shall have a vacation of five (5) weeks.

SECTION 3. The calendar year shall be the vacation year. Vacation schedules will be posted on April 1st of each year, unless a later date is agreed to by both parties hereto. The Company will make every effort to grant vacations at the time desired by the employee with due regard to the seniority of other employees in the job group and the orderly operations of the business. Vacations in excess of two (2) weeks shall be taken at a time at the discretion of the Company.

SECTION 4. If a holiday occurs during an employee's vacation period the Company will, at its option, either pay the employee an additional day's vacation pay or will grant an additional day off with pay.

SECTION 5. If, after May 2nd, an employee is laid off or resigns, after giving reasonable notice, he/ she shall be paid his/her regular vacation pay in lieu of a vacation to which he/she would be entitled, except when discharged for cause.

ARTICLE XIX
Sickness, Disability and Other Allowed Time

SECTION 1. Employees who have good cause to be absent from work shall notify the sick line telephone number on each day of his/her absence, as far as possible in advance of the scheduled starting time. When an illness is certified by a medical doctor, no call-in is required for the term of the medical certificate. Employees will be required to contact the Company’s Disability Management provider after the fourth consecutive working day of absence.  The Company’s Disability Management provider will monitor and substantiate the employee’s sickness and/or injury.  Sickness, disability, and workers compensation will run concurrently with family medical leave.  Family medical leave will be administered by federal and/or state law and will also be managed by the Company’s Disability Management provider.

SECTION 2. Employees will be paid full time at their basic rates while off duty because of sickness or accident not covered by the Workers' Compensation Act, as follows:

Continuous Service	Period
Less than 30 days	None
30 days to 1 year	8 weeks ½ pay
1 year to 5 years	4 weeks + 4 weeks ½ pay
5 years to 10 years	8 weeks + 4 weeks ½ pay
10 years to 15 years	12 weeks
15 years to 20 years	16 weeks
20 years to 25 years	18 weeks
Over 25 years	26 weeks + three (3)
additional days for each year
of service in excess of 25

Employees who have completed fifteen (15) years of continuous service will be entitled to ten (10) additional weeks in addition to the preceding schedule, for major (long-term) illnesses. To be eligible for this additional time, employees who have received warning letters (requirement for physician's certificate) must have had these letters withdrawn for a period of two years prior to the major illness. Any employee who abuses the above sick leave plan may be disciplined under the Company Positive Discipline Policy. The Union retains the right to grieve any such action by the Company.

If payments are made to employees under any laws for sickness or accident, then the difference between such payment and the above schedule will be paid by the Company.

An employee who is absent from work because of an injury sustained on the job which would be compensable under the Workers' Compensation Act, shall receive during the contract period, pay in addition to the compensation payments so as to give the employee full pay for a period including any waiting time equal to twice the period of sick leave to which the employee would be entitled and time lost by reason of such injury shall not be charged to employee's sick leave.

Any employee who is on the payroll of the Company for a period of less than six months and is absent from work because of such an injury sustained on the job, shall receive pay in addition to any compensation payment permitted under the Workers' Compensation Act, so as to give an employee full pay during the period of such injury, but such period shall not exceed two weeks in the Agreement period.

Before making any sickness or accident payment, the Company shall have the right to require a certificate signed by the attending physician or a Company physician and such other evidence of disability as the Company may deem necessary.

The Company will pay for the physician's visit. The Company will supply the employee with a form that must be completed by the physician before any payment is made. An employee who misrepresents his/her condition or cause of same shall be ineligible for the above benefits and may be subject to dismissal.

Time off with pay will be given for attendance at weddings, one (1) day, and funerals, three (3) days, only where those functions are for a member of the employee's immediate family. The employee's immediate family is defined as the employee's father, mother, wife, husband, mother-in-law, father-in-law, children, brother, or sister. Two (2) days will be allowed for attendance at the funeral of employee's grandmother, grandfather, son-in-law, or daughter-in-law. One (1) day will be allowed for attendance at the funeral of employee's brother-in-law or sister-in-law. One (1) day will be allowed for attendance at the funeral of an employee's niece, nephew, aunt or uncle when such relative is the blood relative of the employee.

An employee called upon to be a pallbearer at the funeral of a deceased employee shall be paid one (1) day's pay.

Employees who are on vacation and are required to attend a funeral as allowed above, will be given up to three (3) days off with pay at a time mutually agreed upon. In the event an employee is unable, because of distance, travel, etc., to attend a funeral as allowed above, he/she will be given one (1) day off.

SECTION 3. (a) If it is established that an injury or illness is caused by the negligence of a third party and that third party makes settlement with the injured employee, the Company shall be reimbursed for all wage payments made to the injured employee to the extent that such settlement covers the Company's payments made under the terms of this provision. (b) In instances where the Company has been so reimbursed, the employee's sick leave allowance shall be reinstated to the extent of the reimbursement.

SECTION 4. An employee injured while gainfully employed elsewhere shall not be entitled to sick leave allowance for such period of incapacity.

SECTION 5. Any employee inducted into military service or who enlists because of imminent induction in any branch of the United States Government as a result of the Selective Service Act shall resume seniority with the Employer when discharged from such service. He/she shall not suffer a loss of seniority. He/she shall be paid the maximum vacation pay for the following year pursuant to the provisions of the Selective Service Act.

ARTICLE XX
Benefits

SECTION 1. Employees will contribute 20% of the cost of their medical insurance coverage in accordance with the rate schedule below.

	CT Care		Excellus BMM		Excellus POS2
Year	Single	Family	Single	Family	Single	Family
2012	$33.96	$87.26	$31.89	$94.40	$33.23	$94.00
2013	$36.34	$93.37	$34.12	$101.01	$35.56	$100.58
2014	$39.24	$100.84	$36.85	$109.09	$38.40	$108.63
2015	$42.38	$108.90	$39.80	$117.82	$41.47	$117.32
2016	$45.77	$117.62	$42.99	$127.24	$44.79	$126.71

Retail Prescription Co-Pays:
•	Generic Drugs	$8
•	Preferred Drugs	$22
•	Non-Preferred drugs	$40

Mail Order Prescriptions:
Employees will pay the following flat dollar co-payment for up to a 90-day supply:

•	Generic drugs:	$16
•	Preferred drugs:	$44
•	Non-Preferred drugs	$80

Exceptions:
•	If the total cost of a prescription drug is less than the minimum described above, the employee will pay the actual cost of the drug instead of the minimum.
•	To the extent a fully insured plan cannot match the plan described above, the closest plan available will be used.

Employees may select, for themselves and eligible dependents, subject to the spousal provisions of this contract, coverage under one of the medical insurance plans summarized in Appendix A, attached hereto and made a part of hereof, and coverage under the dental and vision plans summarized in Appendix A.

Each employee will be insured for Forty-Eight Thousand Dollars ($48,000 ) effective 1/1/07, with an Accidental Death and Dismemberment ("AD&D") provision while in active employment, with triple indemnity if work related. Each employee will be offered the opportunity to purchase either Fifteen Thousand Dollars ($15,000) or Thirty Thousand Dollars ($30,000) of additional term life insurance and AD&D at a rate of $.50 per thousand or actual cost, whichever is less.

If an employee dies prior to retirement, health insurance benefits will continue for their spouse and eligible dependents for a period of one (1) year at the Company's expense.

The Company will implement a medical and dental spousal coverage plan. If a spouse works full-time (as defined by his or her employer) for a Company that offers medical and/or dental coverage and the Company shares in the cost of these coverage's, the spouse must enroll in his or her employer's plans first. The employee can then enroll the spouse in CNG's plan if desired. The two plans will coordinate benefits.
If neither the employee, their spouse and other family member elect coverage under the CNG medical benefit plan, the employee will receive a ONE Thousand Dollar ($1,000) annual credit amortized over the employee's normal annual pay periods (Employee Medical Opt Out).

SECTION 2. From July 1, 2014 through March 31, 2016, pre-Medicare eligible retirees, who retire during the term of this agreement, will pay the same amount for medical as active employees.  Upon expiration of this agreement, they will pay the then applicable retiree medical rate.

Medicare eligible retirees will continue to pay the applicable retiree rate for their Medicare supplemental plan.

The Company agrees to furnish retirees, free of charge, a Medicare supplement. Qualified dependents will continue under the health care policy mentioned in Section 1 above until they qualify for Medicare, whereupon they will receive the supplement as provided in the CNG Employees Benefits Book.

Employees hired on or after April 1, 2011 will not be eligible for the Company Retiree Health Plan and may participate in the Access Only alternative by paying the full cost of such benefits.

The Company also agrees to furnish to employees retiring on or after April 1, 1973, a group life insurance policy in the amount of Five Thousand ($5,000) Dollars. Employees retiring effective 12/1/88 the amount of ten thousand dollars ($10,000).  Employees retiring on or after 4/1/06 the amount of eleven thousand dollars ($11,000), the cost of the above shall be paid for by the Company.

Employees hired on or after April 1, 2011 will not be eligible for the Company Retiree Life Insurance Policy.

SECTION 3. The Connecticut Natural Gas Corporation Pension Plan B, adopted July 1,1973, amended effective January 1, 1976, and further amended January 1, 1978, January 1,1982, October 1, 1987 and July 1, 1998 shall continue for the life of this Agreement and succeeding Agreements subject to such modifications as may be mutually agreed upon in writing by the parties hereto.

For actively employed participants after January 1, 2015 who have completed 30 years of Continuous Service and are age 61 or older at their Severance From Service Date, there will be no reduction in benefits for early commencement.

Effective January 1, 2005 (1/1/05), the Company will implement a cash balance plan for employees hired on or after 1/1/05. Current employees or employees hired prior to 1/1/05 will have an option of the Cash Balance Plan or the current plan benefits.

Cash Balance Plan Formula: The Company will credit the participants' cash balance account with a flat dollar amount of $5,000 per year and such credit will be applied at the end of each plan year. Balances will earn interest equal to the 30-year treasury rate not less than 4% in effect on December 31 of the prior year and credited at the end of the subsequent year. Five-year vesting will apply.

Employees hired on or after April 1, 2011 will not be eligible to participate in the Company’s defined benefit pension plans.

SECTION 4. Effective April 1,1985, all eligible employees covered by this Agreement may elect to participate in the Connecticut Natural Gas Corporation Union Employee Savings Plan and receive the Company match as outlined below.

Years of				Company
Service		Age		Match
20	or	45	=	4.5%
10	or	35	=	3.0%
Less than 10 & under 35 =				2.0%

Employee R. Kelly will be grandfathered at a 6% match while he remains an active employee of the Company.

Said Plan shall continue for the life of the Agreement entered into April 1,1991 and succeeding Agreements subject to such modifications as may be mutually agreed upon by the parties hereto.  For employees hired on or after April 1, 2011, the Company’s matching contribution under the Connecticut Natural Gas Corporation Union Employee Savings Plan will be 1.5 times the employee’s contribution.  The employee’s contribution will only apply to the first 6% of an employee’s contribution during a calendar year.  This benefit is in lieu of another pension plan benefit for employees hired on or after April 1, 2011.

ARTICLE XXI
Working Conditions

SECTION 1. When assigning work, the Company will do so assuring the safety and welfare of its employees. It is mutually agreed that the Company and the Union will continue their program of safety measures for the protection of the employees, Company property, and its service to the public. The Union agrees to use its best efforts to see that its members employed by the Company shall comply with safety regulations made by the Company, and that its members will wear and use the protective devices and apparel to be provided in accordance with the standard practice of the Company for the protection of employees from injury.

SECTION 2. The Company will issue and replace worn out protective equipment as necessary, such as goggles, safety shoes, welder's shields, and welder's gloves.

SECTION 3. The Company agrees to meet at reasonable intervals with a safety committee designated by the Union.

SECTION 4. Work that is ordinarily or customarily performed will not be contracted out if it would result in a reduction of present work force or reduction of regular working hours.

SECTION 5. To facilitate the full utilization of all personnel, the parties agree to flexibility of work assignment throughout the Greenwich Division.

ARTICLE XXII
Temporary Assignments

SECTION 1. If an employee is temporarily transferred to a classification paying a lower rate of pay, there shall be no reduction in pay except when such temporary assignment is in lieu of a layoff, in which case after a continuous period of seven (7) working days the applicable progression rate of the lower classification will be negotiated by the Company and the Union. If the employee is temporarily assigned to a classification paying a higher rate of pay, he/she shall receive the starting rate of the higher classification, but in no event less than five ($0.05) cents per hour in excess of his/her regular rate. If an employee is unable to physically perform substantial duties of his/her current classification for medical reasons, the Company may transfer such employee to another classification at an appropriate rate.

ARTICLE XXIII
General Provisions

SECTION 1. This Agreement may be amended or added to at any time only by written consent of both parties thereto.

SECTION 2. Should any valid Federal or State law conflict with the provisions of this Agreement, the provision or provisions of this Agreement so affected shall be construed to conform to such provision of such law, but otherwise this Agreement shall continue in full force and effect.

SECTION 3. Any notice to be served under Article XXIV of this Agreement shall, when to be served on the Union, be deemed to be duly served if mailed in a registered envelope, postage prepaid, addressed to the Union at the residence of the President of Local 380 and, when to be served upon the Company, be deemed to be duly served if mailed in a registered envelope, postage prepaid, addressed to the Company at Old Track Road, Greenwich, Connecticut 06830. The date of the beginning of notice shall be the date stamped by the U.S. Postal authorities on the envelope containing the notice.

SECTION 4.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

The employer agrees to require any successor or assign to comply with the provisions of this agreement for its remaining term without reduction of any of the wage rates, benefits, or working conditions contained herein.  Upon agreement by the successor or assign to assume the obligation of this agreement, the employer shall have no further obligation hereunder to the Union or to the employees covered by this Agreement.

ARTICLE XXIV
Duration of Agreement

SECTION 1.This Agreement shall remain in full force and effect until March 31, 2016 and thereafter from that date from year to year unless either party by written notice to the other given not less than sixty (60) days prior to March 31, 2016 or prior to March 31 of any subsequent year shall express its intention of terminating or modifying this Agreement. Upon receipt of such notice, a conference shall be arranged between the parties to be held within ten (10) days after said notice for the purpose of negotiating a new collective bargaining Agreement. Any unresolved differences under the foregoing during the life of this Agreement or any extension thereof shall be submitted to arbitration in the manner as herein before provided.

IN WITNESS WHEREOF, the parties hereto have Caused this Agreement to be signed and executed by their duly authorized representatives or officers the day and year first written above.

CONNECTICUT NATURAL GAS CORPORATION	UTILITY WORKERS UNION OF AMERICA AFL-CIO LOCAL 380

Robert M. Allessio	Mark D. Hatter
President & Chief Executive Officer	President Local 380

Joseph L. Vicidomino
Director Human Resources

Iris M. Calovine J. Ross DisBennett Christopher J. Malone	Robert A. Carino Charles R. Piro Edgar J. Silva

Approved for U.W.U.A.; AFL-CIO John D. Devlin Senior National Representative Region 1

CONNECTICUT NATURAL
GAS CORPORATION
GREENWICH DIVISION

Customer Service Department:  On-Call Coverage

Days	Time	Hours	Pay
Monday-Friday (night shift person)	2300 to 0800	9 hours	1.0 hours
Saturday & Sunday (one person rotated weekly)	630 Saturday to 0800 Monday	31 hours	4.5 hours
Paid Holidays (in lieu of Monday-Friday pay of 1.0 hours)	2300 to 0800	9 hours	2.0 hours
Night Shift Substitute (One person rotated from sick coverage as needed)	1630 to 0800	15.5 hours	2.0 hours

Distribution Department (Crew Leader & Helper):  On-Call Coverage

Days	Time	Hours	Pay
Monday-Friday	0000 to 2400	24 hours	1.2 hours

Saturday	0000 to 2400	24 hours	3.0 hours

Sunday	0000 to 2400	24 hours	4.0 hours

Paid Holidays (two person crew rotated at seven day intervals in lieu of Monday-Friday pay of 1.2 hours)	0000 to 2400	24 hours	5.0 hours

Additionally, the Company and Union agree to the following procedure regarding meter work:
•	The Distribution Department will remove meters up to and including 630 CFH meters for service abandonment jobs.
•	The Customer Service Department will document the meter removal and final read in the appropriate company software system (ie. CAD).